Exhibit 10.4

MAKE GOOD ESCROW AGREEMENT

     This Make Good Escrow Agreement (the “Make Good Agreement”), dated effective as of October 8, 2009, is entered into by and among L & L International Holdings, Inc., a Nevada corporation (the “Company”), the Investors (as defined below), Dickson V. Lee (the “Make Good Pledgor”) and Richardson & Patel, LLP, with an office at 10900 Wilshire Blvd., Suite 500, Los Angeles, CA 90024, as escrow agent (“Escrow Agent”). The Company and Investors are referred to collectively as the “Interested Parties.”

     WHEREAS, each of the investors in the private offering of securities of the Company (the “Investors”) has entered into a Securities Purchase Agreement, dated October 8, 2009 (the “SPA”), evidencing their participation in the Company's private offering (the “Offering”) of securities. As an inducement to the Investors to participate in the Offering and as set forth in the SPA, Make Good Pledgor agreed to place certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds.

     WHEREAS, pursuant to the requirements of the SPA, the Company and the Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

     WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

     WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

     NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

     1. Appointment of Escrow Agent. Make Good Pledgor and the Company hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

     2. Establishment of Escrow. Within three Trading Days (defined below) following the Closing, Make Good Pledgor shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing an aggregate of 1,500,000 shares of the Company’s Common Stock (the “Escrow Shares”).

     As used in this Agreement, “Trading Day” means (i) a day on which the Company’s common stock is traded on a Trading Market or (ii) if the common stock is not quoted on any trading market, a day on which the common stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the common stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a business day. “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Company’s common stock is listed or quoted for trading on the date in question. As used in this Make Good Agreement, “Transfer Agent” means Signature Stock Transfer with an address at 2301 Ohio Drive, Suite 100, Plano, TX 75093, at telephone number (972) 612-4120 and fax number (972) 612-4122 or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent.

     The Make Good Pledgor hereby agrees that their obligation to transfer shares of Common Stock to Investors pursuant to Section 4 of the SPA and this Make Good Agreement shall continue to run to the benefit of each Investor even if such Investor shall have transferred or sold all or any portion of its Securities, and that Investors shall have the right to assign its rights to receive all or any such shares of Common Stock to other Persons in conjunction with negotiated sales or transfers of any of its Common Stock. The Make Good Pledgor hereby irrevocably agrees that other than in accordance with Section 4 of the SPA and this Make Good Agreement, the Make Good Pledgor will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares). In furtherance thereof, the Company will (x) place a stop order on all Escrow Shares covered by any registration statements, (y) notify the Transfer Agent in writing of the stop order and the restrictions on such Escrow Shares under this Make Good Agreement and direct the Transfer Agent not to process any attempts by the Make Good Pledgor to resell or transfer any Escrow Shares under such registration statements or otherwise in violation of Section 4 of the SPA and this Make Good Agreement.

     3. Representations of Make Good Pledgor and the Company. Make Good Pledgor and the Company hereby represent and warrant, severally and not jointly, as to itself only, to the Investors as follows:

     a. All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

     b. Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

    4. Disbursement of Escrow Shares. The Make Good Pledgor agrees that in the event that:

    a. Make Good Escrow. In the event that either:

     (i) the after tax net income before minority interest (calculated in accordance with GAAP) reported in the Annual Report on Form 10-K or 10-KSB of the Company for the fiscal year ending April 30, 2010, as filed with the Commission (the “2010 Annual Report”), is less than $32,040,000 (the “2010 Guaranteed ATNI”), the Make Good Pledgor will provide written instruction to the Escrow Agent to transfer to the Investors on a pro rata basis (determined by dividing each Investor’s Purchase Price by the aggregate of all Purchase Prices delivered to the Company by the Investors under the SPA) for no consideration other than payment of their respective Purchase Price paid at Closing, 750,000 Make Good Shares (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “ATNI Make Good Shares”) or

     (ii) the net revenues (calculated in accordance with GAAP) reported in the 2010 Annual Report, is less than $108,118,950 (the “2010 Guaranteed Revenue”), the Make Good Pledgor will provide written instruction to the Escrow Agent to transfer to the Investors on a pro rata basis (determined by dividing each Investor’s Purchase Price by the aggregate of all Purchase Prices delivered to the Company by the Investors under the SPA) for no consideration other than payment of their respective Purchase Price paid at Closing, 750,000 Make Good Shares (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the “Revenue Make Good Shares”).

   b. Notwithstanding the foregoing, the parties agree that for purposes of determining whether or not the 2010 Guaranteed ATNI or the 2010 Guaranteed Revenue have been achieved, neither (i) the release of the ATNI Make Good Shares or the Revenue Make Good Shares to the Make Good Pledgor or the Investors as a result of the operation of this Make Good Agreement or (ii) the Warrants shall be deemed to be an expense, charge, or other deduction from revenues or net income even though GAAP may require contrary treatment. Notwithstanding anything to the contrary contained herein, any direct or indirect tax breaks, tax holidays, tax credits or similar tax benefit(s), compensation, grant or any other remuneration or deduction granted or benefiting any of the Company or its Subsidiaries by any governmental authority or body, which are beyond and in addition to benefits that may exist on the Closing date, shall be excluded for purposes of determining whether or not the 2010 Guaranteed ATNI or 2010 Guaranteed Revenue, as the case may be, has been achieved by the Company. In the event that the after tax net income before minority interest (calculated in accordance with GAAP) reported in the 2010 Annual Report, is equal to or greater than the 2010

Guaranteed ATNI, no transfer of the ATNI Make Good Shares shall be required by the Make Good Pledgor to the Investors under this Section and such ATNI Make Good Shares shall be returned to the Make Good Pledgor in accordance with this Make Good Agreement. In the event that the net revenue (calculated in accordance with GAAP) reported in the 2010 Annual Report, is equal to or greater than the 2010 Guaranteed Revenue, no transfer of the Revenue Make Good Shares shall be required by the Make Good Pledgor to the Investors under this Section and such Revenue Make Good Shares shall be returned to the Make Good Pledgor in accordance with this Make Good Agreement.

     c. Any such transfer of the ATNI Make Good Shares or the Revenue Make Good Shares under this Section shall be made to the Investors or the Make Good Pledgor, as applicable, within 10 Business Days after the date which the 2010 Annual Report on Form 10-K for the Company is filed with the Commission and otherwise in accordance with this Make Good Agreement.

     d. Escrow Rules. The Escrow Agent shall release the ATNI Make Good Shares and Revenue Make Good Shares as follows:

     (i) In the event that the after tax net income before minority interest (calculated in accordance with GAAP) reported in the 2010 Annual Report is less than the 2010 Guaranteed ATNI, the Company has agreed that the Company and Investors that have invested a majority in interest of the Investment Amount (or their authorized representatives) (a “Majority of Investors”) will jointly provide prompt written instruction to the Escrow Agent with regard to the distribution of the ATNI Make Good Shares in an amount to each Investor as set forth on Exhibit A attached hereto (as determined as set forth above).

     (ii) In the event that net revenue (calculated in accordance with GAAP) reported in the 2010 Annual Report is less than the 2010 Guaranteed Revenue, the Company has agreed that the Company and Majority of Investors will jointly provide prompt written instruction to the Escrow Agent with regard to the distribution of the Revenue Make Good Shares in an amount to each Investor as set forth on Exhibit A attached hereto (as determined as set forth above).

     (iii) In the event that the after tax net income before minority interest (calculated in accordance with GAAP) reported in the 2010 Annual Report is equal to or greater than the 2010 Guaranteed ATNI, the Company has agreed that the Company and Majority of Investors will jointly provide prompt written instruction to the Escrow Agent to release of the ATNI Make Good Shares to the Make Good Pledgor.

     (iv) In the event that net revenues (calculated in accordance with GAAP) reported in the 2010 Annual Report is equal to or greater than the 2010 Guaranteed Revenue, the Company has agreed that the Company and Majority of Investors will jointly provide prompt written instruction to the Escrow Agent to release of the Revenue Make Good Shares to the Make Good Pledgor.

     The Escrow Agent need only rely on the letter of instruction from the Company and Majority of Investors in this regard and notwithstanding anything to the contrary contained herein will disregard any contrary instructions, and shall not be bound by the time constraints or other trigger dates noted herein.

     f. Pursuant to Section 4, if the Company and Majority of Investors deliver a written instruction pursuant to Section 4(d)(i) or 4(d)(ii) to the Escrow Agent that Escrow Shares are to be transferred to the Investors, then the Escrow Agent shall immediately forward either the ATNI Make Good Shares or Revenue Make Good Shares, as the case may be, to the Company’s Transfer Agent for reissuance to the Investors in an amount to each Investor as set forth on Exhibit A attached hereto and otherwise in accordance with this Make Good Agreement. The Company covenants and agrees that upon any transfer of ATNI Make Good Shares or Revenue Make Good Shares to the Investors in accordance with this Make Good Agreement, the Company shall promptly instruct its Transfer Agent to reissue such ATNI Make Good Shares or Revenue Make Good Shares in the applicable Investor’s name and deliver the same as directed by such Investor in an amount to each Investor as set forth on Exhibit A attached hereto. If a notice from if the Company and Majority of Investors pursuant to Section 4 indicates that the Escrow Shares are to be returned to the Make Good Pledgor, then the Escrow Agent will promptly deliver either the ATNI Make Good Shares or Revenue Make Good Shares, as the case may be, to the Make Good Pledgor in the same amount of shares that each Make Good Pledgor delivered to Escrow.

     g. If the Company does not provide such instructions to the Transfer Agent of the Company to deliver the ATNI Make Good Shares or Revenue Make Good Shares to the Investors pursuant to Section 4(f) within 10 days of the public release of the earnings and net income for 2010 in the Company’s 2010 Annual Report, then a Majority of Investors are hereby authorized to deliver such re-issuance instruction to the Transfer Agent of the Company.

     5. Duration. This Make Good Agreement shall terminate upon the distribution of all the Escrow Shares in accordance with the terms of this Make Good Agreement. The Company agrees to promptly provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

     6. Escrow Shares. If any Escrow Shares are deliverable to the Investors pursuant to the SPA and in accordance with this Make Good Agreement, (i) Make Good Pledgor covenant and agree to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Make Good Pledgor to the Investors and (ii) following its receipt of the documents referenced in Section 6, the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Escrow Shares in the applicable Investor’s name and delivers the same as directed by such Investor. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the SPA and in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by Make Good Pledgor. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor. In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Make Good Pledgor; provided, that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. Make Good Pledgor shall be responsible for all taxes resulting from any such conversion or exchange.

     7. Interpleader. Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent, the Company and/or the Investors shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent, the Company and/or the Investors are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent, the Company and/or the Investors. If Escrow Agent, the Company and/or the Investors is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of California, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent, the Company and/or the Investors shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

     8. Certain Terms Concerning Escrowed Property.

     a. No Duty to Vote or Preserve Rights in Escrow Stock. Neither the Escrow Agent nor its nominee shall be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrow Property (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise).

     b. Distribution Of Escrow Shares. Any distribution of all or a portion of the Escrow Shares shall be made by delivery of the stock certificate held by the Escrow Agent representing the Escrow Shares to the Company’s Transfer Agent, endorsed for transfer, with instruction to the Transfer Agent to transfer the aggregate number of Escrow Shares being distributed in accordance with the instructions to be provided by the Company, as described in Section 4(f) hereof, allocated among the Investors based upon their pro rata shares according to the percentages set forth on Exhibit A (as nearly as practicable), in each case by issuing to each such Investor a stock certificate representing such allocated shares, registered in his or her name set forth on Exhibit A and mailed by first class mail to each such Investor’s address set forth on Exhibit A (or to such other address as such Indemnifying Stockholder may have previously instructed the Escrow

Agent in writing), or returned to the Make Good Pledgor, as applicable. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Company, the Transfer Agent, the Make Good Pledgor or the Investors in connection with the foregoing.

     c. Dividends and Proceeds.

     (i) Dividends Held In Escrow. Any dividends, whether cash dividends or stock dividends, stock splits, and any other distributions from or under the Escrow Shares, received by the Escrow Agent from time to time during the term of this Make Good Agreement shall be retained by the Make Good Pledgor.

     (ii) [Reserved.]

     (iii) Transaction Confirmations. The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law.

     (iv) [Reserved]

     (v) [Reserved]

     d. Restricted Securities. The Company, Investors and the Make Good Pledgor agree that the Company shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Escrow Shares are subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Escrow Shares in connection with any distribution of Escrow Shares to be made by the Escrow Agent under or pursuant to this Make Good Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.

     9. Concerning the Escrow Agent.

     a. Each party to this Agreement acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the SPA), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Make Good Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Make Good Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel. The Escrow Agent has acted as legal counsel for the Company and may continue to act as legal counsel for the Company from time to time, notwithstanding its duties as the Escrow Agent hereunder. The Buyers and all other parties to this Agreement consent to the Escrow Agent in such capacity as legal counsel for the Company and waive any claim that such representation represents a conflict of interest on the part of the Escrow Agent. The Buyers understand that the Company and the Escrow Agent are relying explicitly on the foregoing provision in entering into this Escrow Agreement.

     b. The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Make Good Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

     c. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Make Good Agreement.

     d. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Make Good Agreement, or in carrying out any sale of the Escrow Property permitted by this Make Good Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

     e. Notwithstanding any term appearing in this Make Good Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the

Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Make Good Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Make Good Agreement), as the case may be.

     f. All payments to the Escrow Agent hereunder shall be in U.S. dollars.

    10. Compensation of Escrow Agent.

     a. The Company agrees to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Make Good Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including payment of any reasonable fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

     b. Each of the Company, the Investors and the Make Good Pledgor covenant and agree, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Make Good Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and any wrongly act of any such party, and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Make Good Agreement.

     11. Resignation of Escrow Agent. At any time, upon twenty (20) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 20-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, a Majority of Investors shall entitled to appoint a successor escrow agent, or if no successor is named, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

     12. Dispute Resolution. It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

     13. Consent to Jurisdiction and Service. Each of the Company, the Investors and the Make Good Pledgor hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of California and of any Federal court located in said State in connection with any actions or proceedings brought against said parties (or any of them) by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the Company, the Investors and the Make Good Pledgor each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 17 hereof.

     14. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

     15. Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

     16. Records. The Escrow Agent shall maintain accurate records of all transactions hereunder.

     17. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, or (c) upon actual receipt by the party to whom such notice is required to be given, if sent by any means other than facsimile transmission. The address for such notices and communications shall be as follows:

If to the Company:	L & L International Holdings, Inc.
130 Andover Park East, Suite 101
Seattle, Washington, 98188
Facsimile: (206) 264-7971
Attn.: CEO

With a copy to:	Richardson & Patel, LLP
Murdock Plaza
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Facsimile: (310) 208-1154
Attn.: Peter Hogan, Esq.

If to an Investor:	To the address set forth under such Investor’s name
on the signature pages hereof;

If to the Escrow Agent:	Richardson & Patel, LLP
Murdock Plaza
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Facsimile: (310) 208-1154
Attn.: Peter Hogan, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

     18. Wiring Instructions. Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 17 above):

If to the Escrow Agent:

RICHARDSON & PATEL LLP
CLIENT TRUST ACCT.

BANK NAME:	COMERICA BANK OF CALIFORNIA
WESTWOOD OFFICE
10900 WILSHIRE BLVD.

	LOS ANGELES, CALIF. 90024
	PHONE NUMBER:	800-888-3595
	ABA NUMBER:	121137522
	ACCT. NUMBER:	1891937581

BENEFICIARY:	RICHARDSON & PATEL LLP
	CLIENT TRUST ACCT.

Re: L & L INTERNATIONAL HOLDINGS FINANCING TRUST
ACCOUNT

     19. Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement. This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

     21. Applicable Law. This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

     22. Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

     23. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

     24. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(Signature pages follow.)

     IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY:

L & L INTERNATIONAL HOLDINGS, INC.

By: _______________________________ Dickson V. Lee, CPA Chief Executive Officer

Address:	130 Andover Park East, Suite 101
Seattle, Washington 98188

Facsimile:	(206) 264-7971

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK -SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

MAKE GOOD PLEDGOR:

DICKSON V. LEE
Dickson V. Lee
Address:	130 Andover Park East, Suite 101
Seattle, Washington 98188

Facsimile:	(206) 264-7971

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ESCROW AGENT:

RICHARDSON & PATEL, LLP By: _______________________________ Peter Hogan Partner Address: 10900 Wilshire Blvd. Suite 500 Los Angeles, CA 90024 Facsimile: (310) 208-1154

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INVESTORS:

Name of Investor

By:

Name:
Title:
Investment Amount: $
Tax ID No.:
ADDRESS FOR NOTICE
c/o:
Street:

City/State/Zip:

Attention:
Tel:

Fax:
DELIVERY INSTRUCTIONS
(if different from above)
c/o:
Street:

City/State/Zip:

Attention:
Tel:

Exhibit A
(attached as a MS Excel spreadsheet)
ESCROW SHARES TO BE ISSUED TO INVESTORS

Investor’s Legal Name	Investor’s	Make Good	Make Good
	Investment	(2008)	(2009)
	Amount